Exhibit 10.10
SEPARATION AGREEMENT, WAIVER AND GENERAL RELEASE
This Agreement sets forth the entire agreement and understanding which has been reached relative to the cessation of your (Leland C. Launer, Jr.) employment with MetLife Group, Inc. (“MetLife”). It is fully agreed and understood as follows:
     1. a. As a material inducement to MetLife to enter into this Agreement, you agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns that you hereby fully and forever release and discharge MetLife, its parents, subsidiaries, affiliates, and agents and its past, present, and future directors, officers, and employees, agents, representatives, employee benefits plans or funds and the fiduciaries thereof, successors, and assigns (collectively, “the Company”) from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorneys’ fees, or rights of any and every kind or nature, accrued or unaccrued, which you ever had, now have or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence up to and including the date you execute this Agreement including, but not limited to, (i) any claim arising out of or related to your employment by the Company or the discontinuance thereof, (ii) any alleged violations of any federal, state, or local fair employment practice or benefits laws, including the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, or the New Jersey Conscientious Employee Protection Act, or other employee relations statute, executive order, law, or ordinance, (iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, (iv) any claim on your behalf in any action brought by any administrative agency or other party (including claims for damages, in whatever form, and for reinstatement), and (v) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan, including but not limited to the MetLife Annual Variable Incentive Plan, the Performance Incentive Plan, and, except as otherwise specifically stated in this Agreement, the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan, and the Long Term Performance Compensation Plan. You acknowledge that, prior to your execution of this Agreement, you have been fully informed that your employment is being discontinued and that any and all claims arising from this discontinuance are included in this release.
     b. This Agreement does not affect any rights that you may have arising out of events that occur after you have executed this Agreement or affect any vested benefits or rights under employee benefit plans under ERISA. Your rights regarding any awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan will be governed by the terms of any written award agreement into which you entered under the applicable plan. This Agreement does not affect your eligibility for indemnification under the provisions of the By-Laws of MetLife, Inc. Metropolitan Life Insurance Company and MetLife, on the same basis as that indemnification is provided to other directors and officers. Further, to the extent that you accrued any liability based on your actions as a director or officer of the Company during your employment, such liability will be covered under any insurance that the Company may procure to cover its directors and officers, on the same basis as it covers current directors and officers.
     2. As a further material inducement to MetLife to enter into this Agreement, you agree to cooperate with an provide information to or at the request of the Company, its attorneys or representatives, upon reasonable notice, at reasonable times and in reasonable places, including but not limited to, being available for consultation, preparation for testimony or as a witness in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of or in connection with your employment at the Company. This undertaking is subject to the Company’s obligation to pay you the reasonable and documented out-of-pocket expenses actually incurred in complying with your obligations under this Section.

     3. In consideration for the release set forth in Section 1.a. of this Agreement and the other promises and terms contained in this Agreement, MetLife agrees to:
a) pay you the sum of $900,000.00 less legally-required withholding as your payment under the Annual Variable Incentive Plan for 2006, to be paid on the later of the date on which such payments are made to active employees of the Company in 2007 and the next available payroll date following Effective Date of this Agreement.
b) pay you the sum of $2,100,000.00 less legally-required withholding on the next available payroll date following the later of February 28, 2007and the Effective Date of this Agreement.
c) provide you with outplacement services as described more fully in Exhibit A to this Agreement.
d) allow you to pay participant contributions at an active employee rate, rather than the full COBRA rate, for up to the first six (6) months of post-employment continued (COBRA) medical and/or dental benefits (if you are eligible to continue such benefits), as, to the extent provided under, and subject to the terms and conditions of, the applicable Company benefit plans, including the provisions regarding amendment and termination of those plans.
e) confer on you the benefits of being “Bridge Eligible,” to the extent provided under, and subject to the terms and conditions of, the applicable Company benefit plans, including the provisions regarding amendment and termination of those plans.
f) confer on you the benefits of being “Rule of 70 Eligible,” to the extent provided under, and subject to the terms and conditions of, the applicable Company benefit plans, including the provisions regarding amendment and termination of those plans.
     You acknowledge that the payments and services provided for above exceed any sums to which you would otherwise be entitled under any policy, plan, and/or procedure or any agreement with the Company, and that they represent full and complete consideration for the release you are giving the Company in this Agreement. If that release is upheld in an action by you seeking additional consideration for those claims, you will be in breach of this Agreement. Further, neither this Agreement nor the payment and benefits to be provided pursuant to this Section 3 in any way constitutes an admission on the part of the Company as to the violation of any law or any obligation to you.
     4. By executing this Agreement, you acknowledge that the Company shall have no obligation to rehire you at any time. You also acknowledge that that the Company has paid you all the salary and wages it owes you (including any incentive compensation), that you have been provided with any and all leaves of absences (including those under the Family and Medical Leave Act or other law) that you have requested or to which you were entitled, and that you have had the opportunity prior to signing this Agreement to raise to the Company any concerns or complaints about these or any other matters regarding your employment and have done so.
     5. You further agree, except for the provision of information to governmental agencies, that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any Company information obtained by you, your agents, attorneys, or representatives that relates to: (i) your employment with the Company or the cessation of your employment with MetLife, (ii) any claims that were raised or could have been raised in any action as of the date you execute this Agreement, or (iii) the facts underlying any such claims. You further agree, except for the provision of information to governmental agencies, that neither you nor your agents, attorneys, or representatives will communicate in any way to any former, present, or future employees of the Company or to any person or corporation any information that relates to your employment with the Company or to any claims which could have been raised in any action in connection with the cessation of your employment with MetLife unless required by law to do so. Notwithstanding the other terms of this Section, you agree to cooperate with MetLife or its counsel to provide information and/or testimony in connection with any investigations or legal actions in which the Company is a party or has an interest. You represent and agree that you have delivered or will deliver to Howard Lorsch (or other person designated by MetLife to receive these items) all Company property, information, documents, and other materials (including but not limited to memoranda, correspondence, reports, records, transcripts, notes, records of conversations, keys, computer and other equipment, and identification cards), in whatever form or medium (including papers, e-mail, disks, tapes, and any and all electronic storage), including all duplicates, copies, or versions, concerning or in any way related to the business affairs or operations of the Company, interaction by or among employees, customers, vendors, or other associates of the Company, or your job duties, responsibilities, assignments, or actions on behalf of or in furtherance of the interests of the Company, that are in your custody, possession, or control (“Company Material”). Company Material does not include documents you received from an authorized representative of the Company solely regarding your employment relationship with the Company (e.g., summary plan descriptions, performance evaluations, benefits statements), any policy or product purchased by you or on your behalf from the Company, or securities of the Company held by you, or other documents you are entitled by law to retain. You represent that you have conducted a diligent search for all Company Material prior to executing this Agreement. You represent that after delivering to Mr. Lorsch a copy of any Company Material stored electronically on any of your personal hard drives or other non-portable electronic storage devices that you destroyed such Company Material stored on such devices, and that you have not knowingly retained any Company Material in any form. You agree that if you discover or receive any Company Material you will return such Company Material to Mr. Lorsch (or other person designated by MetLife to receive these items, or if either person is no longer employed by the Company, to the MetLife Human Resources Services Center, 500 Schoolhouse Road, Johnstown, PA 15904) within 48 hours of such discovery.
     6. You resign as President of Institutional Business effective January 18, 2007. To the extent that you are a director, trustee, or officer of any Company entity, you hereby resign from such capacity effective immediately and agree to execute any additional, more specific resignation document the Company may request.
     7. This Agreement is confidential. Except for the provision of information to governmental agencies, you agree that you will not disclose its existence or contents to anyone other than your attorneys, financial advisors and spouse or domestic partner, and only after first informing them of the confidentiality of this Agreement and securing their agreement to be bound by the same restrictions against disclosure that apply to you. This Agreement may be used as evidence only in a proceeding in which you or the Company alleges a breach of this Agreement, and in other disputes only with respect to facts you or MetLife have acknowledged in this Agreement, and may not be used for any other purpose. Except for the provision of information to governmental agencies, you agree to give MetLife ten (10) days written notice in advance of disclosing this Agreement in the event you are subpoenaed or otherwise required by law to disclose the existence or contents of this Agreement by mailing to MetLife’s Law Department located at One MetLife Plaza, Long Island City, NY 11101 a copy of any such legal demand for such information (or, if you are required to disclose this Agreement in less than ten (10) days, by overnight delivery to be delivered to the same address in advance of disclosing this Agreement).
     8. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the covenant and release provided in Section 1.a. above is illegal, void, or unenforceable, you agree to execute a release and/or waiver of the same scope as the release provided in Section 1.a. that is legal and enforceable within forty-five (45) days of MetLife offering you such a release and/or waiver, and that if you fail to do so that you will return promptly to MetLife the full amount paid to you by MetLife pursuant to this Agreement.
     9. If your employment is not discontinued by February 28, 2007, this Agreement will automatically be null and void. Your date of discontinuance will not be affected by your application for, receipt of, or appeal from any denial of disability benefits.
     10. You acknowledge that MetLife has advised you in writing that you have twenty one (21) days in which to review this Agreement and fully consider its terms prior to signing it and that you should consult with legal counsel prior to signing this Agreement. You may accept this Agreement by fully executing it and returning it to MetLife in accordance with the return instructions provided with this Agreement by no later than 5:00 p.m. on the twenty-first (21st) day after your receipt of it. After you have executed this Agreement, you will have seven (7) days to revoke this Agreement, which you may do by indicating your desire to do so in writing directed to MetLife in accordance with the return instructions provided with this Agreement which must be received by MetLife no later than 5:00 p.m. on the seventh

(7th) day following the date on which you executed this Agreement. This Agreement will become effective on the eighth (8th) day following your execution of this Agreement (the “Effective Date”), provided you have not revoked it. In the event that you do not accept this Agreement as set forth above, or in the event that you revoke this Agreement prior to its Effective Date, this Agreement, including but not limited to the obligation of MetLife to make any payment or provide any benefit pursuant to Section 3, shall automatically be null and void.
     11. You affirm that this Agreement has been executed voluntarily by you, and may not be changed except in a writing that specifically references this Agreement and that is signed by you and an officer of MetLife. With the exception of any Agreement to Protect Corporate Property that you may have executed, or written award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan into which you may have entered during your employment with the Company, which remain in full force and effect, this Agreement constitutes the full understanding between us, although in the event of any inconsistency between the terms of this Agreement and of the Summary Plan Description of the MetLife Plan for Transition Assistance for Officers, the terms of the Summary Plan Description shall govern. The definitions in that Summary Plan Description will be used for any capitalized terms used in this Agreement that is not defined in this Agreement. You affirm that no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.
     12. Per Section 1(b) of the Employment Continuation Agreement dated September 19, 2003 between MetLife, Inc. and yourself (“Employment Continuation Agreement”), your Employment Continuation Agreement terminates on January 18, 2007, and is void and without effect after that date, and you are not and will not be entitled to receive any payments or benefits thereunder pursuant to its terms.

/s/ Leland C. Launer, Jr.	Feb. 16, 2007
Signature	Date
STATE OF                                         )
):
COUNTY OF                                      )
On this                      day of                                         , 2007, before me personally came Leland C. Launer, Jr., to me known and known to me to be the person described in and who executed this Separation Agreement, Waiver, and General Release, and he duly acknowledged to me that he executed the same.

Notary Public Notary Public Commission Expiration Date:

MetLife Group, Inc.
By:	/s/ James N. Heston

James N. Heston, Executive VP	February 12, 2007
Name & Title	Date

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